Exhibit 3.28(b)
LIMITED LIABILITY COMPANY AGREEMENT ATLAS REDI-MIX, LLC This Limited Liability Company Agreement (this “Agreement”) of Atlas Redi-Mix, LLC (the “Company”), a Texas limited liability company, by Alberta Investments, Inc. (the “Member”), a Texas corporation, is effective May 22, 2009. Recitals A. The Company was formed on May 21, 2009 under the name Atlas Redi-Mix, LLC by its sole member Alberta Investments, Inc., which owns 100% of the Membership interest in the Company. Agreement 1. Formation, Name; Place of Business. (a) The Company’s formation date is May 21, 2009, the filing date that the Texas Secretary of State has assigned to the Company’s Certificate of Formation (the “Certificate”), and the Company will remain in existence until it is wound up in accordance with this Agreement and the Texas Business Organizations Code (the “TBOC”) and a certificate of termination is filed with the Texas Secretary of State. (b) The name of the Company is Atlas Redi-Mix, LLC, and the business of the Company may be conducted under that name or any other name that the Member determines is appropriate. The officers of the Company shall make any necssary filings in connection with the use of any assumed names. (c) The principal place of business of the Company is 2925 Briarpark, Suite 1050, Houston, Texas 77042, but the Member may establish substitute or additional places of business. 2. Purposes. The Member has formed the Company for the purpose of conducting and transacting any and all lawful business that may be conducted and transacted by a limited liability company under the TBOC. 3. Contributions and Loans. (a) The Member may make contributions of any tangible or intangible benefit, cash or other property to the capital of the Company at any time. Each Member’s Membership interest is listed on Schedule A(attached and incorporated into this Agreement), which the Member(s) should update as necessary. (b) The Member may extend loans to the Company. Loans made by the Member to the Company are not considered capital contributions. The Member has exclusive authority to P;\CorpSec\rvlaintenance\Atlns Redi Mix\LLC_Agreemeni.DOC determine whether the Company will borrow funds from a Member and to negotiate, on behalf of the Company, the terms and conditions of any loan. No Member has any obligation to loan funds to the Company at any time. 4. Management; Meetings. (a) The powers of the Company shall be managed under the direction of the Member in accordance with this Agreement and the TBOC. Unless otherwise provided in this Agreement or under the TBOC, where this Agreement provides that any certain action may be taken, or determination made, by the Member, the action or determination requires the approval of Member holding, in the aggregate, more than a 50% Membership interest (a “Majoi-ity in Interest”). (b) Any Member, in transactions with third parties, has full authority to act on behalf of the Company in the management and operation of its affairs. No third party dealing with any Member is required to inquire into his authority to make any commitment on behalf of the Company, or to inquire into the purposes for which any loan is sought by the Company, as it will be conclusively presumed that the proceeds of any loan are, and will be used, for the purposes authorized by this Agreement, or to determine any fact bearing upon the existence of such authority or purpose. Additionally, no purchaser of any property or interest owned by the Company is required to determine the exclusive authority of any Member to sign and deliver on behalf of the Company any conveyance instrument, or to apply or distribute revenues or proceeds paid in connection with any conveyance instrument. (c) Member(s) holding more than a Majority in Intrest constitute a quorum for the purposes of transaction business at a meeting of Member(s). 1-lowever, the affirmative vote of a Majority in Interest of all Member(s) is required to approve an act of the Member(s), unless the TBOC requires otherwise. (d) Meetings of the Member(s) may be called at any time by the holders of at least a 20% Membership interest. The President or other officers must give the Member(s) at least 3 days prior written notice of a meeting (which they may waive). All meetings of the Member(s) will be held at the principal place of business of the Company or at a place (which need not be in Texas) specified by the President in the notice of the meeting. (e) Member(s) may hold meeting by using conference telephone or similar communications equipment, or another suitable electronic communications system, including videoconferencing technology or the Internet, or any combination, so long as each person participating in the meeting can communicate with every other person participating in the meeting. (f) Any action required or permitted to be taken at any meeting of Member(s) may be taken without holding a meeting, providing notice or taking a vote, if a written consent or consents stating the action to be taken is signed by the Member(s) holding at least the minimum Membership interest that would be necessary to take the action at a meeting at which each Member was present and voted. P:\CorpSec\Maintenance\Atlas Red Mix\LLC_Agreernent.DOC

(g) The Member(s) may appoint officers. Unless the Member(s) decide otherwise, officers are delegated the authority and duties that are normally associated with that office in corporations organized under the TBOC (and its predecessor statute, the Texas Business Corporation Act), subject to any specific delegation of authority and duties made to the officer by the Member(s). Each officer holds office until his successor is designated and qualifies or until his death, resignation in writing or removal. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Member(s) and will be reasonable with respect to the services rendered. Officers may be removed by the Member(s) at any time. (h) The Member(s) are not liable to the Company or any other Member tor any mistake of fact or judgment in exercising the authority conferred in this Agreement that results in any loss to the Company or the Member(s), or for any act as a fiduciary in good faith performed, or omitted to be performed, whether with or without the advice of legal counsel.
(i) The Member(s) and the officers of the Company are entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of their service to the Company.
5. Fiscal Matters. (a) The Company’s fiscal year is the calendar year. The Member(s) may, at the Company’s expense, engage accountants to keep and audit the books and records of the Company, prepare tax returns, and perform other accounting services for the Company.
(b) Company funds may be deposited in the name of the Company or under any assumed name of the Company in an account or accounts maintained at a national or state bank. Checks drawn upon the Company may be signcd by any Member or any authorized officer, employee or agent of the Company.
(c) The Member(s) must cause to be prepared and filed all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority.
6. Limited Lhibihty; Indemnification. (a) No Member is liable for the debts, obligations, or liabilities of the Company (whether arising in contract, tort, or otherwise), including under a judgment, decree, or order of a court or arbitrator. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers of management of its business or affairs under this Agreement or the TBOC shall not be grounds for imposing personal liability on any Member for the debts, obligations, or liabilities of the Company.
(b) The Company must indemnify, defend and hold harmless the Member(s), and all of the Member(s)’ personal representatives and agents, from and against any and all claims, demands, liabilities, costs (including, without limitation, the cost of litigation and reasonable attorneys, fees), damages and causes of action of any nature whatsoever arising out of or incidental to the management of the Company affairs, except where the claim at issue is based upon:
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(i) the proven gross negligence or willful misconduct of the indemnified party; or (ii) the proven breach by the indemnified party of any material provision of this Agreement.
The indemnification rights contained in this Section 6 are cumulative of, and in addition to, any and all rights, remedies and recourses to which the indemnified parties described in this Section 6 are entitled, whether under some other provision of this Agreement, at law or in equity.
7. Transfer Restrictions. No Member may sell, assign, convey, transfer, pledge or hypothecate, by operation of law or otherwise, its Membership interest in the Company without the unanimous written approval of the Member(s). Any transfer or attempted transfer of all or any portion of a Member’s interest in the Company in violation of the foregoing provision is void ab i,iiiio.
8. Additional Membership Interests. The Company may, with the unanimous consent of the Member(s), issue additional Membership interests to a new member or increase the Membership interest of an existing member. To be admitted to the Company as a Member, a person who makes a capital contribution to the Company and acquires a Membership interest issued by the Company must furnish to the Member(s) an acceptance, in form satisfactory to the Member(s), of all the terms and conditions of this Agreement and any other documents the Member(s) require. Member admissions become effective on the date that all of the Member(s) determine, in the sole discretion of each, that those conditions have been satisfied. Upon the admission of a new Member pursuant to this Section 8, the Member(s) must revise Schedule Ato reflect the adjustments to the Member(s)’ respective Membership interests.
9. Winding Up and Liquidation. (a) The first of the following conditions to occur will automatically require the winding up of the Company:
(i) the express written consent to winding up of all Member(s); (ii) the sale or other disposition of all or substantially all of thç Company’s assets;
(iii) the termination of the continued Membership of the last remaining Member, unless within 90 days his legal representative or successor agrees to continue the Company and to become (or to designate another person who agrees to become) a Member of the Company effective as of the date of the termination; or
(iv) the occurrence of any other circumstance that by law requires the Company to be wound up.
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(b) Upon an event requiring the winding up of the Company, the Member(s) (or, in the event of 9(a)(iii), the legal representative or successor of the last remaining Member) or another person selected by the Member(s) must act as a liquidating trustee (hereinafter referred to as the “Liquidating Trustee”) and must immediately proceed to wind up the business of the Company. The Liquidating Trustee may determine, in its sole discretion, which Company assets it will attempt to liquidate and which ones it will distribute in kind to the Member(s). The Liquidating Trustee must distribute the net proceeds from the sale of the assets of the Company and all remaining unsold assets of the Company in the following manner and order of priority: (i) first, in payment of all liabilities of the Company to creditors other than the Member(s); (ii) then, in payment of any loans which have been made to the Company by any Member; and
(iii) to the Member(s) in proportion to their Membership interests. 10. Miscellaneous.
(a) This Agreement and the obligations of the Member(s) are governed by and construed in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle which might refer their construction to the laws of another state.
(b) This Agreement and all of its terms, provisions and conditions are binding upon and will inure to the benefit of the Member(s), and their respective legal representatives, heirs, successors and assigns; provided, however, that nothing contained in this Section 10(b) negates or diminishes the restrictions on assignment in Section 10.
(c) References in this Agreement to Sections, unless otherwise stated, refer to Sections of this Agreement.
(d) This Agreement contains the entire agreement among the Member(s) relating to the internal operations of the Company, and all other agreements related to that subject are terminated. No party is entering into this Agreement in reliance on any prior oral or written statement of any other party.
(e) Any amendments to this Agreement must be in writing and signed by all of the Member(s). (0 This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same page. All counterparts are construed together and constitute the same instrument.
[Signatures appear on next page.J P:\CorpSec\Maintenance\Atlas Red i Mix\LLC_Agreement.DOC

The Member has executed this Limited Liability Company Agreement of Atlas Redi-Mix, LLC to take effect as of the date specified in the preamble.

ALBERTA INVESTMENTS, INC.

By: ______________________________
Name: Curt M. Lindeman
Title: Vice President and Secretary

Schedule A Membership interests Membership Member Name Interest Alberta Investments, Inc. 100% Schedule A to Limited Liability Company Agreement